RESEARCH AND LICENSE AGREEMENT


         This Agreement, effective as of July 1, 1998 (the "Effective Date"), is by and between: NORTH SHORE UNIVERSITY HOSPITAL RESEARCH CORPORATION (hereinafter "NSUH"), a corporation organized and existing under the laws of the State of New York and having a place of business at 350 Community Drive, Manhasset, NY 11030

                                       AND

         Gentest, Inc. (hereinafter "CORPORATION"), a corporation organized and existing under the laws of the State of Florida having its principal office at 3214 Polo Place, Plant City, Florida 33567, including any successor to CORPORATION through merger or corporate reorganization.


                                    RECITALS


         WHEREAS, CORPORATION has already licensed technology developed by Dr. Siamak Tabibzadeh at the University of South Florida for the screening of colon, testicular and ovarian cancer;

         WHEREAS, CORPORATION desires NSUH and Dr. Siamak Tabibzadeh (hereinafter the "NSUH Scientist") to conduct research on the development of laboratory assay kits for the screening of colon, ovarian and testicular cancer;

         WHEREAS, NSUH and Dr. Tabibzadeh are willing to conduct such research (hereinafter the "NSUH Research Project");

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         WHEREAS, CORPORATION is prepared to sponsor the NSUH Research Project;

         WHEREAS, subject to the terms and conditions hereinafter set forth, NSUH is willing to grant to CORPORATION and CORPORATION is willing to accept from NSUH the License (as hereinafter defined);

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.       Definitions.

          a. "Calendar Year" shall mean any consecutive period of twelve months commencing on the first day of January of any year.

          b. "Corporation Entity" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

          c. "Date of First Commercial Sale" shall have the meaning set forth in Section 7.b. hereof.

          d. "Field" shall mean screening assays for colon, ovarian and testicular cancer.

          e. "License" shall mean the exclusive worldwide license to practice the Research Technology (as hereinafter defined) for the development, manufacture, use and sale of the Licensed Products (as hereinafter defined).

          f. "Licensed Products" shall mean assay kits for the screening of colon, ovarian and testicular cancer, covered by a claim of any unexpired NSUH Patent (as

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
               hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken.

          g. "Net Sales" shall mean the total amount invoiced in connection with sales of the Licensed Products to an end user by CORPORATION or a Corporation Entity or any sublicensee of CORPORATION or a Corporation Entity under the License, after deduction of all the following to the extent applicable to such sales:

               i) all trade, case and quantity credits, discounts, refunds or rebates;

               ii)  allowances or credits for returns;

               iii) sales commissions; and

               iv)  sales taxes (including value-added tax).

          h.   "NSUH   Know-How"   shall  mean  any  information  and  materials
               including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information, discovered, developed or acquired by, or on behalf of:

               i) students or employees of NSUH or of North Shore University Hospital during the term and in the course of the NSUH Research Project;

               ii) employees or consultants of CORPORATION and which is related to the Licensed Products.

          i. "NSUH Patents" shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or in part, reissues, renewals and extensions thereof, and pending applications therefor: which claim inventions that are made, in whole or in part, by

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               i)   students or employees  of NSUH or of North Shore  University
                    Hospital during the term and in the course of the NSUH Research Project;

               ii) employees or consultants of CORPORATION and which is related to the Licensed Products.

          j. "Research Period" shall mean the two-year period commencing on the Effective Date hereof and any extension thereof as to which NSUH and CORPORATION shall mutually agree in writing.

          k. "NSUH Research Project" shall mean the investigations at NSUH during the Research Period into the Field under the supervision of the NSUH Scientist(s) in accordance with the research program, described in annexed Appendix I, which forms an integral part hereof.

          l.   "Research  Technology"  shall  mean  all  NSUH  Patents  and NSUH
               Know-How.


2.       Effective Date.

         This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 16. hereof.

3. Performance of the NSUH Research Project.

          a.   In  consideration  of the sums to be paid to NSUH as set forth in
               Section 4 below, NSUH undertakes to perform the NSUH Research Project under the supervision of the NSUH Scientists during the Research Period. If during the Research Period all of the NSUH Scientists shall cease to supervise the NSUH Research Project, then NSUH shall promptly so notify CORPORATION and

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
               CORPORATION shall have the option to terminate its funding of the NSUH Research Project. CORPORATION shall promptly advise NSUH in writing if CORPORATION so elects. Such termination of funding pursuant to this Section 3.a. shall not terminate this Agreement or the License granted herein. Nothing herein contained shall be deemed to impose an obligation on NSUH to find a replacement for the NSUH Scientists.

          b. Nothing contained in this Agreement shall be construed as a warranty on the part of NSUH that any results or inventions will be achieved by the NSUH Research Project, or that the Research Technology and/or any other results or inventions achieved by the NSUH Research Project, if any, are or will be commercially exploitable and furthermore, NSUH makes no warranties whatsoever as to the commercial or scientific value of the Research Technology and/or as to any results which may be achieved in the NSUH Research Project.

          c. Within sixty (60) days after the end of each year of the Research Period, NSUH shall prepare a written report summarizing the results of the work conducted on the NSUH Research Project during the preceding year.

          d. NSUH will have full authority and responsibility for the NSUH Research Project. All students and employees of NSUH who work on the NSUH Research Project will do so as employees or students of NSUH, and not as employees of CORPORATION.


4.       Funding of the NSUH Research Project

          a. As compensation to NSUH for work to be performed on the NSUH Research Project during the Research Period, subject to any earlier termination of the

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
               Research Project pursuant to Section 3.a. hereof, CORPORATION will pay NSUH the total sum of Three Hundred Eleven Thousand Two Hundred Fifty Dollars ($311,250.00), within thirty (30) days of the Effective Date.

          b. Nothing in this Agreement shall be interpreted to prohibit NSUH (or the NSUH Scientists) from obtaining additional financing or research grants for the NSUH Research Project from government agencies, which grants or financing may render all or part of the NSUH Research Project and the results thereof subject to the patent rights of the U.S. Government and its agencies, as set forth in Title 35 U.S.C. ss.200 et seq.

5.       Title.

          a. Subject to the License granted to CORPORATION hereunder, it is hereby agreed that all right, title and interest, in and to the Research Technology, and in and to any drawings, plans, diagrams, specifications, and other documents containing any of the Research Technology shall vest solely in NSUH. At the request of NSUH, CORPORATION shall take all steps as may be necessary to give full effect to said right, title and interest of NSUH including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.

          b. Subject to the License granted to CORPORATION hereunder, any and all inventions made by the NSUH Scientist and relating to the Field shall be owned solely by NSUH.

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
6.       Patents and Patent Applications.

          a. NSUH will promptly disclose to CORPORATION in writing any inventions which constitute potential NSUH Patents. CORPORATION will promptly disclose to NSUH any inventions which constitute potential NSUH Patents and which are conceived by employees or consultants of CORPORATION.

          b. At the initiative of CORPORATION or NSUH, the parties shall consult with each other regarding the prosecution of all patent applications with respect to the Research Technology. Such patent applications shall be filed, prosecuted and maintained by the law firm of Kenyon & Kenyon or by other patent counsel jointly selected by NSUH and CORPORATION. Copies of all such patent applications and patent office actions shall be forwarded to each of NSUH and CORPORATION.

               NSUH and CORPORATION shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by NSUH or CORPORATION, upon prior notice to and consent of the other party, which consent shall not unreasonably be withheld.

          c. Upon prior written approval by CORPORATION, all applications and proceedings with respect to the NSUH Patents shall be filed, prosecuted and maintained by NSUH at the expense of CORPORATION. Against the submission of invoices, CORPORATION shall reimburse NSUH for all costs and fees incurred by NSUH during the term of this Agreement, in connection with the filing, maintenance, prosecution, protection and the like of the NSUH Patents.

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
          d. NSUH and CORPORATION shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Research Technology.

          e. If at any time during the term of this Agreement CORPORATION decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the NSUH Patents, it shall give prompt written notice thereof to NSUH, and upon receipt of such notice CORPORATION shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the Research Technology and NSUH shall be free to grant rights in and to the Research Technology in such countries to third parties, without further notice or obligation to CORPORATION, and the CORPORATION shall have no rights whatsoever to exploit the Research Technology in such countries.

          f. Nothing herein contained shall be deemed to be a warranty by NSUH that

                  i) NSUH can or will be able to obtain any patent or patents on any patent application or applications in the NSUH Patents or any portion thereof, or that any of the NSUH Patents will afford adequate or commercially worthwhile protection, or

                  ii) that the manufacture, use, or sale of any element of the Research Technology or any Licensed Product will not infringe any patent(s) of a third party.

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
7.       Grant of License.

          a. Subject to the terms and conditions hereinafter set forth, NSUH hereby grants to CORPORATION and CORPORATION hereby accepts from NSUH the License.

          b. The License granted to CORPORATION in Section 7.a. hereof shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years from the date of first commercial sale (hereinafter the "Date of First Commercial Sale") of Licensed Products in such country or until the expiration date of the last to expire of the NSUH Patents whichever shall be later. CORPORATION shall inform NSUH in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

          c. CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to a Corporation Entity or
               (ii) to other third parties for consideration and in an arms-length transaction. All sublicenses shall only be granted by CORPORATION under a written agreement, a copy of which shall be provided by CORPORATION to NSUH as soon as practicable after the signing thereof. Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

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
                    (1)  the  sublicense  shall  expire   automatically  on  the
                         termination of the License;

                    (2) the sublicense shall not be assignable, in whole or in part;

                    (3)  the  sublicensee  shall not grant further  sublicenses;
                         and

                    (4) both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CORPORATION in
                         Section 11 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

                    (5) the sublicense agreement shall include the text of Sections 14 and 15 of this Agreement and shall state that each of NSUH and North Shore University Hospital is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

8.       Payments for License.

          a. In consideration for the grant and during the term of the License with respect to each Licensed Product, CORPORATION shall pay to
               NSUH:

               (1) on the Effective Date, a non-refundable, non-creditable license issue royalty of Five Thousand Dollars ($55,O0O.O0); and

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
               (2) A royalty of one-half percent (0.5%) of the Net Sales of CORPORATION or of Corporation Entity or of any sublicensee of CORPORATION or Corporation Entity; and

               (3) Ten percent (10%) of any consideration, monetary or otherwise (not based on Net Sales), received by CORPORATION from any sublicensee of CORPORATION or a Corporation Entity under the terms of, or as a consideration for the grant of, a sublicense of any rights or for grant of an option to acquire such a sublicense.

          b. For the purpose of computing the royalties due to NSUH hereunder, the year shall be divided into two parts ending on June 30 and December 31. Not later than sixty (60) days after each December and June in each Calendar Year during the term of the License, CORPORATION shall submit to NSUH a full and detailed report of royalties or payments due NSUH under the terms of this Agreement for the preceding half year (hereinafter "the Half-Year Report"), setting forth the Net Sales and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least

                    i)   the   quantity  of  Licensed   Products   used,   sold,
                         transferred or otherwise disposed of;

                    ii)  the selling price of each Licensed Product;

                    iii) the deductions  permitted under  subsection 1.g. hereof to arrive at Net Sales; and

                    iv)  the royalty computations and subject of payment.

               If no royalties or other payments are due, a statement shall be sent to NSUH stating such fact. Payment of the full amount of any royalties or other payments

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
               due to NSUH for the preceding half year shall accompany each Half-Year Report on royalties and payments. CORPORATION shall keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NSUH from CORPORATION pursuant to the terms of this Agreement.

          c. Within sixty (60) days after the end of each Calendar Year, commencing on the Date of First Commercial Sale CORPORATION shall furnish NSUH with a report (hereinafter "the Annual Report"), certified by an independent certified public accountant, relating to the royalties and other payments due to NSUH pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in
               Section 8.b. above in respect of the Half-Year Report.

          d. On reasonable notice and during regular business hours, NSUH or the authorized representative of NSUH shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Corporation Entity and the sublicensees of CORPORATION insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NSUH hereunder, and the accuracy of the information provided to NSUH in the aforementioned reports.

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9.       Method of Payment.

          a. Royalties and other payments due to NSUH hereunder shall be paid to NSUH in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.

          b. CORPORATION shall be responsible for payment to NSUH of all royalties due on sale, transfer or disposition of Licensed
               Products by Corporation Entity or by the sublicensees of CORPORATION or of Corporation Entity.


10.      Development and Commercialization.

          a. CORPORATION undertakes to use its best efforts to carry out the development and commercialization of the Licensed Products, including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products. CORPORATION further undertakes to exercise due diligence and to employ its reasonable diligence to obtain or to cause its sublicensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which

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
               CORPORATION or its sublicensees intend to produce, use, and/or sell Licensed Products.

          b. Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in subsection a. above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, CORPORATION shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products shall be produced in accordance with FDA Good Manufacturing Practice ("GMP") procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

          c. CORPORATION undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the development plan to be provided to NSUH by the end of the Research Period and to continue diligently thereafter to commercialize the Licensed Products.

          d. CORPORATION shall provide NSUH with written reports on all activities and actions undertaken by CORPORATION to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each six (6) months of the duration of this Agreement, commencing six months after the Effective Date.

          e. If CORPORATION shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless NSUH and CORPORATION have mutually agreed

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
               to amend the Development Plan because of unforeseen circumstances, NSUH shall notify CORPORATION in writing of CORPORATION's failure to commercialize and shall allow CORPORATION sixty (60) days to cure its failure to commercialize. CORPORATION's failure to cure such delay to NSUH's reasonable satisfaction within such 60-day period shall be a material breach of this Agreement.


11.      CONFIDENTIAL INFORMATION.

          a. Except as otherwise provided in Section 11.c. and Section 12 below, NSUH shall maintain any and all of the Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of CORPORATION to said release or disclosure.

          b. Except as otherwise provided in Section 11.c. and 11.d. below CORPORATION shall maintain any and all of the Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NSUH to said release or disclosure.

          c. The obligations of confidentiality on each party set forth in Sections 11 .a. and b. shall not apply to any component of the Research Technology which was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of the receiving party after the effective date of this Agreement or which is disclosed to the receiving party by a third party who has the right to make such disclosure.

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
          d. The provisions of Section 11.b. notwithstanding, CORPORATION may disclose the Research Technology to third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products.

12.      Publication.

          a. Prior to submission for publication of a manuscript describing the results of any aspect of the NSUH Research Project, NSUH shall send CORPORATION a copy of the manuscript to be submitted, and shall allow CORPORATION thirty (30) days from the date of such mailing to determine whether the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript, for the purpose of protecting an invention made by the NSUH Scientists during the course and within the term of the NSUH Research Project. Should CORPORATION believe the subject matter of the manuscript contains a patentable invention, then, prior to the expiration of such 30-day period from the mailing date of such manuscript to CORPORATION by NSUH, CORPORATION shall give written notification to NSUH of:

                    i)   its   determination   that  such  manuscript   contains
                         patentable subject matter for which patent protection should be sought; and

                    ii) the countries in which such patent protection should be sought.

          b. After the expiration of such 30-day period from the date of mailing such manuscript to CORPORATION, unless NSUH has received the written notice specified above from CORPORATION, NSUH shall be free to submit such manuscript for publication to publish the disclosed research results in any manner consistent with academic standards.

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
          c. Upon receipt of such written notice from CORPORATION, NSUH will thereafter delay submission of the manuscript for an additional period of up to thirty (30) days to permit the preparation and filing in accordance with Section 6. hereof of a U.S. patent application by NSUH on the subject matter to be disclosed in such manuscript. After expiration of such 30-day period, or the filing of a patent application on each such invention, whichever shall occur first, NSUH shall be free to submit the manuscript and to publish the disclosed results.


13. Infringement of NSUH Patent.

          a. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NSUH Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

          b. In the event of an infringement of an NSUH Patent, CORPORATION shall be privileged but not required to bring suit against the infringer. Should CORPORATION elect to bring suit against an infringer and NSUH is joined as a party plaintiff in any such suit, NSUH shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION and NSUH. The expenses of such suit or suits that CORPORATION elects to bring, including any expenses of NSUH incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NSUH free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees. CORPORATION shall not compromise or settle such litigation without the prior written consent of NSUH which shall not be unreasonably withheld.

          c. In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to NSUH an amount equal to fifty percent (50%) of such remainder and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery.

          d. If CORPORATION does not bring suit against said infringer pursuant to Section 13.b. herein, or has not commenced negotiations  with  said  infringer  for  discontinuance  of said infringement, within ninety (90) days after receipt of such notice, NSUH shall have the right, but shall not be obligated, to bring suit for such infringement. Should NSUH elect to bring suit against an infringer and CORPORATION is joined as a party plaintiff in any such suit, CORPORATION shall have the right to approve the counsel selected by NSUH to represent NSUH and
               CORPORATION, and NSUH shall hold CORPORATION free, clear and harmless from and against any and all costs and expenses of such litigation including attorneys' fees. If CORPORATION has commenced negotiations with an alleged infringer of the NSUH Patent for discontinuance of such infringement within such 90-day period, CORPORATION shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before NSUH may bring suit for such infringement. In the event

               NSUH brings suit for infringement of any NSUH Patent, NSUH shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NSUH shall promptly pay to CORPORATION an amount equal to fifty percent (50%) of such remainder and NSUH shall be entitled to receive and retain the balance of the remainder of such recovery.

          e. Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the NSUH Patents instituted by the other party to this Agreement under the terms hereof. The expense of such counsel shall be borne by the party initiating such infringement suit.

          f. CORPORATION agrees to cooperate fully with NSUH at the request of NSUH, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by NSUH for infringement of the NSUH patents; provided, NSUH shall pay all reasonable expenses (including attorneys' fees) incurred by CORPORATION in connection with such cooperation. NSUH shall cooperate and shall endeavor to cause the NSUH Scientists to cooperate with CORPORATION at the request of CORPORATION, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by CORPORATION for infringement of the NSUH Patents; provided, that CORPORATION shall pay all reasonable expenses (including attorneys' fees) incurred by NSUH in connection with such cooperation.

14.      Liability and Indemnification.

          a. CORPORATION shall indemnify, defend and hold harmless NSUH and its trustees, directors, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgements (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATION or by a sublicensee, Corporation Entity or agent of CORPORATION of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

          b. With respect to an Indemnitee, CORPORATION's indemnification under subsection a.(i) of this Section 14 shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. CORPORATION's indemnification obligation under subsection a.(ii) of this Section 14 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such Indemnitee.

          c. CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NSUH to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

          d. All references in this Section 14 and in Section 15 below to "NSUH" shall be deemed to include North Shore University Hospital Research Corporation and North Shore University Hospital.


15.      Security of Indemnification.

          a. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a sublicensee, Corporation Entity or agent of CORPORATION, CORPORATION shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $5,000,000 per incident and $10,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION's indemnification under Section 14 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to NSUH.

               The minimum  amounts of insurance  coverage  required  under this
               Section 15 shall not be construed to create a limit of CORPORATION's liability with respect to its indemnification under
               Section 14 of this Agreement.

          b. CORPORATION shall provide NSUH with written evidence of such insurance upon request of NSUH. CORPORATION shall provide NSUH with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NSUH shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

          c. CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a sublicensee, Corporation Entity or agent of CORPORATION and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than fifteen (15) years.


16.      Expiry and Termination.


          a. Unless earlier terminated pursuant to this Section 16 or Section 8.e., hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in
               Section 7.b. above.

          b. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as "cause" is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NSUH or CORPORATION discontinues its business or becomes insolvent or bankrupt.

          c. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

          d. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 16.a. hereof, all rights in and to the Research Technology shall revert to NSUH, and CORPORATION shall not be entitled to make any further use whatsoever of the Research Technology.

          e. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

          f. Sections 5, 11, 14, 15, 16 and 20 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.


17. Representations and Warranties of CORPORATION.

         CORPORATION hereby represents and warrants to NSUH as follows:

          (1) CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION if such authorization is required for the execution, delivery and/or performance of this Agreement. This Agreement has been duly executed and delivered by CORPORATION.

          (2) There is no pending or, to CORPORATION's knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION's ability to perform its obligations hereunder; and

          (3) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.


18. Representations and Warranties of NSUH.

         NSUH hereby represents and warrants to CORPORATION as follows:

          (1) NSUH is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NSUH has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of NSUH if such authorization is required for the execution, delivery and/or performance of this Agreement. This Agreement has been duly executed and delivered by NSUH.

          (2) There is no pending or, to NSUH's knowledge, threatened litigation involving NSUH which would have any effect on this Agreement or on NSUH's ability to perform its obligations hereunder; and

          (3) There is no indenture, contract, or agreement to which NSUH is a party or by which NSUH is bound which prohibits or would prohibit the execution and delivery by NSUH of this Agreement or the performance or observance by NSUH of any term or condition of this Agreement.

19.      No Assignment.

         Neither CORPORATION nor NSUH shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment, except that NSUH shall have the right at any time to assign, delegate or transfer, in whole or in part, its rights, duties or interest herein to North Shore University Hospital. Nothing contained herein prohibits the transfer of this Agreement to successors through merger or other corporate restructurings involving the CORPORATION.

20.      Use of Name.

         Without the prior written consent of the other party, neither CORPORATION nor NSUH shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party:

          i) in any product labeling, advertising, promotional or sales literature;

          ii) in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of thc Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

         Except as provided herein, neither NSUH nor CORPORATION will issue public announcements about this Agreement or the status or existence of the NSUH Research Project without prior written approval of the other party. References in this Section 20 to "NSUH" shall be deemed to include North Shore University Hospital Research Corporation and North Shore University Hospital.


21.      Miscellaneous.

          a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code ss.200 et seq. and 15 CFR ss.368 et seq.

          b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

          c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the Staze of New York.

          d. Any dispute arising under this Agreement shall be resolved in an action in the courts of New York State or the federal courts located in New York State, and the parties hereby consent to personal jurisdiction of such courts in any action.

          e. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

                  To NSUH: North Shore University Hospital Research Corporation
                           350 Community Drive
                           Manhasset, NY  11030

                           Attn:   John S.T. Gallagher
                                   President

                                            And

                  Copy to: North Shore Health System
                           150 Community Drive
                           Great Neck, NY  11021

                           Attn:   Harry E. Gindi
                                   Vice President/Legal Affairs

           To CORPORATION: Gentest, Inc.
                           3214 Polo Place
                           Plant City, Florida  33567

                           Attn:   Cliff Gross, President

                                            And

                  Copy to: UTEK Corporation
                           202 South Wheeler Street
                           Plant City, Florida  33566
               or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or four (4) days after having been sent by registered or certified mail, whichever is earlier.

          f. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NSUH with respect to the subject matter of this Agreement.

          g. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

          h. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

          i. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

                                       NORTH SHORE UNIVERSITY HOSPITAL
                                       RESEARCH CORPORATION

                                       By:  /s/ JOHN S.T. GALLAGHER
                                       Title:   President
                                       Date:    6/23/98


                                       GENTEST, INC.

                                       By:  /s/ CLIFFORD GROSS
                                       Title:   President
                                       Date:    6/22/98